Exhibit 3.1
ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF CMG HOLDINGS, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned Chief Executive Officer of CMG HOLDINGS, INC., (the “Corporation”), a company organized and existing under the laws of the State of Nevada, certifies that pursuant to the authority contained in the Corporation’s Articles of Incorporation, as amended and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series A Convertible Preferred Stock:

FIRST:                      The Articles of Incorporation of the Corporation authorizes the issuance of ONE HUNDRED FIFITY MILLION (150,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and FIVE MILLION (5,000,000) shares of preferred stock (the “Preferred Stock”), and further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

SECOND:                      At a meeting of the Board of Directors, held on March 31, 2011, the directors unanimously approved the designation of FIFTY ONE ONE (51) shares of the Preferred Stock as Series A Convertible Preferred Stock and authorized the issuance of the Series A Convertible Preferred Stock in consideration for forgiveness of Three Hundred Thousand Dollars ($300,000.00) in Corporation debt and financial obligations owed to officers of the company.  The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series A Convertible Preferred Stock shall be as hereinafter described.

Accordingly, “Article 3” of the Articles of Incorporation of this Corporation is amended to include the following:

Series _A__ Convertible Preferred Stock

1.
Designation and Number of Shares.  There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be FIFTY ONE (51) shares.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.
Ranking.  The Series A Convertible Preferred Stock shall rank on parity with the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Convertible Preferred Stock (the “Parity Securities”), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

3.
Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series A Convertible Preferred Stock shall be entitled to receive assets and funds on parity with the Parity Securities.  If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Convertible Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series A Convertible Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series A Convertible Preferred Stock and of such Parity Securities, if any.

4.	Dividends. None.

5.	Conversion Rights.

(a)
Voluntary Conversion.  Each holder of record of shares of Series A Convertible Preferred Stock may convert all or part of the Series A Convertible Preferred Stock held by such holder into shares of Common Stock as provided in 5(c).

(b)
Mandatory Conversion.  The provisions of 5(a) notwithstanding, each holder of record shares of Series A Convertible Preferred Stock shall be required to convert all of such holder’s shares of Series A Convertible Preferred Stock into shares of Common Stock as provided in 5(c) upon the occurrence of any one of the following events:

(i)	A listing of the Corporation’s Common Stock for trading on the New York Stock Exchange, New York American Stock Exchange or the Nasdaq (each an “Exchange” and collectively, the “Exchanges”);

(ii)	An institutional financing in excess of $10,000,000;

(iii)	A merger of the Corporation where the Corporation is not the surviving party;

(iv)	A sale of all or substantially all of the Corporation’s assets; or

(v)	Any sale or transfer of the Series A Convertible Preferred Stock by such holder.

(c)
Conversion Formula.  Each holder of record of shares of the Series A Convertible Preferred Stock shall have the right to convert all or part of such holder’s shares of Series A Convertible Preferred Stock such that each share of Series A Convertible Preferred Stock shall convert into that number of fully paid and non-assessable shares of Common Stock as shall be 1% (one percent) of the Corporation’s Common Stock outstanding on a fully diluted basis (the “Conversion Formula”) as of the Conversion Date (as defined below).

(d)	Mechanics of Conversion.

(i)
Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, within five business days, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the “Conversion Date.”

(ii)
All Common Stock, which may be issued upon conversion of the Series A Convertible Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

6.
Anti-Dilution Provisions.  During the period in which any shares of Series A Convertible Preferred Stock remain outstanding, the Conversion Formula in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Convertible Preferred Stock shall be subject to adjustment from time to time (unless there shall be a Mandatory Conversion) following the date of the original issuance of the Series A Convertible Preferred Stock upon the happening of certain events as follows:

(a)
Consolidation, Merger or Sale.  If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A Convertible Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable.  The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A Convertible Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder.  The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.  Unless otherwise provided herein, holders shall not be required to convert Series A stock pursuant to this Section 6(a).

(b)
Notice of Adjustment.  Whenever the Conversion Formula is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Formula issuable upon exercise of each share of Series A Convertible Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any.  The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7.	Voting Rights. The Shares of Series A Convertible Preferred Stock shall have full voting rights, and vote as fully converted along with Common stock.

8.	Redemption.

(a)
Mandatory.  Neither the Corporation nor the holders of the Series A Convertible Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series A Convertible Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation, as and to the extent herein provided.

(b)
Optional.  On or after December 31, 2015, the Corporation shall have the option to redeem all but not part of the Series A Convertible Preferred Stock based on an appraisal made by the average of three appraisers, one of whom shall be designated by the Corporation, one of whom shall be designated by the holders of the Series A Convertible Preferred Stock and a third appraiser selected by each of the first two appraisers.

9.
Reservation of Shares.  The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock pursuant to the terms hereof.  If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Convertible Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10.	Miscellaneous.

(a)
The shares of the Series A Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series A Convertible Preferred Stock and in the Amended and Restated Articles of Incorporation of the Corporation.

(b)	The holders of the Series A Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

(c)
Holders of fifty-one percent (51%) of the outstanding shares of Series A Convertible Preferred Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series A Convertible Preferred Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series A Convertible Preferred Stock.

The foregoing Amendment was adopted by the Board of Directors of the Corporation pursuant to the Nevada Corporation Law.  Therefore, the number of votes cast for the Amendment to the Corporation's Amended and Restated Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer.

Effective March 31, 2011.

CMG HOLDINGS, INC.

By: Alan Morell
Name:  Alan Morell
Its: Chief Executive Officer